Exhibit 10.30

Updated: Effective January 1, 2017
Coeur Mining, Inc. Annual Incentive Plan

The purpose of the Annual Incentive Plan (the “AIP”) is to reward eligible employee participants for their contributions to Coeur Mining, Inc. and its subsidiaries (the “Company”).

Eligibility

All salaried exempt employees paid on the U.S. payroll (scheduled to work at least 30 hours per week) are eligible to participate in the plan, or as otherwise determined by the Company’s Vice President of Human Resources. Participation will become effective beginning with date of hire or transfer and will be pro-rated for the first year of eligibility as appropriate.

An eligible employee must be employed by the Company or one of its subsidiaries at the time of AIP payout. An employee earns and becomes vested in an AIP award only upon payment of the award. Notwithstanding the foregoing, in the event an eligible employee is Involuntarily Terminated (as such term is defined in the Company’s applicable severance policies as in effect from time to time) (a “Terminated Employee”) on or after January 1 but prior to the date the Company makes payment of awards under the AIP for the immediately preceding calendar year, such Terminated Employee shall remain eligible to receive an incentive payment for such completed calendar year using a calculation based on: (i) Company/site performance for such completed calendar year which, if not finally determined by the Company at the time of termination, shall be determined based on the performance percentage included in the Company’s or site’s most recently available internally-prepared monthly reporting documentation (as if such percentage applied for the full calendar year) and (ii) individual performance ranging from zero to 100%, such percentage to be determined in the discretion of management.

If an eligible employee's employment is terminated during a plan year by reason of death, disability or retirement, the eligible employee will be eligible for an incentive payment based on his/her performance results for the portion of the plan year in which they were employed. The determination and payment of such incentive payment will be made by the Vice President of Human Resources at the end of the plan year, but in any event no later than March 15st of the calendar year following the calendar year in which the termination of employment occurs.

If an eligible employee is not actively at work for a portion of the plan year by reason of short or long term disability, and/or leave of absence (not including maternity leave of absence under applicable short term disability policies as may be in effect from time to time), the employee will be eligible for an incentive payment based on his/her performance results for the portion of the plan year in which he or she was actively at work. The determination and timing of payment of such incentive payment will be made by the Vice President of Human Resources at the end of the plan year, but in any event no later than March 15st of the calendar year following the applicable calendar year in which the time away from work occurs.

Transfers into or out of eligible positions will be eligible for an incentive payment based on the contribution for the portion of the plan year in which they were actively employed in the eligible position.

Target Incentive

Eligible employees will be given a target incentive expressed as a percent of annual base salary. The target incentive is determined by position level using market data and job comparisons.

For salaried exempt employees paid on the U.S. payroll, base salary is equal to the base salary in USD effective on the last

Coeur Mining, Inc. | 104 S. Michigan Avenue Suite 900 | Chicago, Illinois | t: 312-489-5800 |
www.coeur.com

day of the calendar year and does not include geographic differential or hardship premiums. Incentive payments will be pro-rated for the time participating in the plan.

Timing of payments

Payments to eligible employees under the AIP for a calendar year shall be made no later than March 15th following the end of that calendar year.

Incentive Calculations

There are two main components to the incentive calculations for each eligible employee – corporate/site performance and individual performance. These two components shall each receive a weighting for each eligible employee, not to exceed 100% in the aggregate. Notwithstanding the foregoing, the President and Chief Executive Officer shall only be entitled to an AIP payment based on corporate performance.

Corporate/Site Goals

Corporate goals applicable to executive officers and corporate office eligible employees are established and approved by the Compensation Committee of the Board of Directors.

Site-specific goals applicable to eligible employees for operating locations are established and approved by the President and
Chief Executive Officer, in consultation with the Vice President of Human Resources.
This performance category consists of overall corporate or site specific performance metrics and typically includes the following measures:

•	Silver and gold production

•	Cash operating cost per equivalent ounce

•	Operating cash flow

•	Safety and environmental performance

Individual Performance

The individual performance category is based on contribution determined by personal goal achievement and successful demonstration of achievement behaviors as documented in SpringBoard or such other system as may be communicated to eligible employees by the Human Resources department.

The minimum payout for this category is zero and the maximum payout is up to 200%; provided, that payouts at levels greater than 150% will be awarded rarely and only in exceptional circumstances; and provided further, that the maximum payout for individual performance for executive officers of the Company (other than the President and Chief Executive Officer) will be 100% for any calendar year in which total stockholder return is negative.

Coeur Mining, Inc. | 104 S. Michigan Avenue Suite 900 | Chicago, Illinois | t: 312-489-5800 |
www.coeur.com

Sample Calculation
Base Pay = $60,000 (assumes full year eligibility) Target Incentive % = 20%
Corporate Performance = 120% overall against performance metrics with a 50% weighting Individual Performance = 100% with a 50% weighting

Base Pay x Target Incentive % x ((50% x 120%) + (50% x 100%)) = Payout Amount
$60,000 x 20% = $12,000 = Target Incentive amount
(50% x 120%) + (50% x 100%) = 110% = overall multiplier combining corporate/site and individual performance
$12,000 x 110% = AIP payout amount of $13,200

Plan Administration
The Compensation Committee of the Board of Directors is responsible for overseeing and approving the corporate AIP and payout amounts as they relate to Section 16 Officers on at least an annual basis (other than the President & Chief Executive Officer, for whom the independent members of the Board of Directors shall provide annual oversight and approval).

The Company’s President and Chief Executive Officer, in consultation with the Vice President, Human Resources, is responsible for overseeing and approving the AIP and payout amounts as they relate to other eligible employees and has full authority to interpret and administer the plan and establish rules and regulations for the plan subject to the foregoing Compensation Committee (and Board of Directors) oversight, and may delegate administrative matters regarding the Plan to his designees.

The Company expects to establish metrics and award the AIP annually. The AIP is not guaranteed and the Company retains the discretion to discontinue or amend the plan at any time.

THIS DOCUMENT IS NOT A CONTRACT OF EMPLOYMENT. THE EMPLOYMENT RELATIONSHIP BETWEEN COEUR MINING, INC., AND EMPLOYEES WHO DO NOT HAVE A SPECIFIC INDIVIDUAL EMPLOYMENT CONTRACT IS AT-WILL AND VOLUNTARY. THIS MEANS THAT EITHER COEUR MINING, INC. OR THE EMPLOYEE CAN TERMINATE THE EMPLOYMENT RELATIONSHIP AT ANY TIME WITH OR WITHOUT CAUSE AND WITH OR WITHOUT NOTICE.

Coeur Mining, Inc. | 104 S. Michigan Avenue Suite 900 | Chicago, Illinois | t: 312-489-5800 |
www.coeur.com